SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-12800
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                           NOTIFICATION OF LATE FILING

(Check  One) [x] Form  10-K [ ] Form  11-K [ ] Form  20-F [ ] Form 10-Q [ ] Form
N-SAR
    For Period  Ended:  June 26, 1999
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[ ]  Transition  Report  on Form  10-K [ ]  Transition  Report  on Form 10-Q [ ]
Transition Report on Form 20-F [ ] Transition Report on Form N-SAR [ ] Transition Report on Form 11-K
    For the Transition Period Ended:--------------------------------------------

    READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification related to a portion of the filing checked above, identify the item(s) to which the notification relates:-------------------------
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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant  Cuisine Solutions, Inc.
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Former name if applicable
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Address of principal executive officer (STREET AND NUMBER)
85 South Bragg Street
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City, state and zip code  Alexandria, Virginia 22312
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                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date;
[x] or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The form 10-K for Cuisine Solutions could not be filed timely due to incomplete financial data related to organization changes that occurred during fiscal 1999.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Robert Murphy                                    703       750-9600 x328
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         (Name)                                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [x] Yes [ ] No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   changes as reported in timely 10-Q filings
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date 09/24/99                        By /s/ Robert Murphy
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